MUNIYIELD QUALITY FUND, INC.

FILE # 811-6660

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
4/28/00	NYS Dorm Mt. Sinai 6.625 7/1/19	$499,940,000	$5,000,000	Goldman Sachs
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